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May 5, 2022 Dear Shareholders: In these volatile times, we are especially proud of our company and brand — one that helps people find their home, a place of comfort and safety. We are energized about the opportunity in front of us and are firmly focused on our strategic vision of building the housing super app for a mass market of movers. With forecasts varying widely, one thing that is clear about the 2022 housing market is that the path ahead is uncertain. Inventory levels remain low, new for-sale listings remain down year over year, and our average page views per listing were at record highs in Q11, demonstrating the ongoing supply-demand imbalance. These dynamics are driving home values up in spite of rising interest rates, which is impacting affordability. While it’s clear people still have a strong interest in moving, total consumer transaction value growth trends are softening and experts have disparate views of what will happen next. While we are impacted by the housing market, we delivered Q1 results within or above our outlook. Our position as a leader at the top of the funnel stands firm, with 2.6 billion visits in Q1 and 38% unique user growth in Rentals2 year over year. Our cash position and cash-flow generation are also strong, with $3.6 billion in cash and investments, $500 million more than the previous quarter, including the impact of $348 million in share repurchases during Q1. We believe our cash position, coupled with a strong core business model, enables us to return excess capital originally built up for a capital-intensive business. It’s comforting to be well-positioned for foul weather that may come, and to have the flexibility to innovate on attractive growth opportunities for the long term. We have re-oriented the company around our housing super app vision, generated strong cash flows, and outperformed our expectations for the wind-down of our iBuying operations. Our faster-than-expected resales of homes in inventory and better-than-expected cash flow from the wind-down allowed us to pay off all iBuying-related asset-backed debt on our balance sheet at the end of April, earlier than we anticipated. 2 Comscore data, which includes unique users on rental listings on Zillow, Trulia, and HotPads mobile apps and sites for the month of March 2022 versus March 2021. 1 Internal Zillow Group data. 2 | Q1 2022

As we work toward our 2025 targets of $5 billion in consolidated revenue and 45% consolidated Adjusted EBITDA margin, we are focusing on delivering innovations in five key growth pillars: touring, financing, seller services, enhancing our partner network, and integrating our services. And we’re starting to see traction in these efforts: ● We’ve made key improvements in virtual touring. Our new 3D Home Tour technology allows customers to travel through a home as if they were touring it in person by contextualizing all the disjointed information — photos, floor plans, spatial perspective — into one seamless digital experience. ● We’re innovating on the in-person tour experience, too. We enabled ShowingTime’s Real Time Availability in several markets — a tool that exposes availability of home tour times for all agents using ShowingTime’s platform. This is one of the first key actions in our integration plan to make scheduling a home tour easier than it is today. ● We are upgrading the tech experience for StreetEasy customers in NYC. To cater to the way New Yorkers apartment hunt and their desire for on-demand experiences in every area of their lives, we are planning to launch StreetScape, a new feature that uses augmented reality to place StreetEasy’s comprehensive data and listings into a home shopper’s real physical space on the streets of the city. Our evolved strategy has an elevated focus on our “mid-funnel” efforts as we look for opportunities to increase engagement, transactions, and revenue per transaction from where we are today. Our strategy and 2025 targets, which we shared last quarter, are grounded in the enormous opportunity in the U.S. housing market. We see a great deal of opportunity in front of us, but we also recognize we control the levers of our investment spend. We have meaningfully de-risked the business and are moving forward with an ironclad balance sheet, a healthy cash-flow-generative core business, and the industry-leading brand and audience. This gives us the confidence to navigate the short term, with our eyes up on our long-term growth opportunity. Sincerely, Rich Barton, Co-founder & CEO Allen Parker, CFO 3 | Q1 2022

First-Quarter 2022 Highlights Zillow Group’s first-quarter results met or exceeded our outlook at a consolidated level and for all three reportable segments. ● Consolidated Q1 revenue was $4.3 billion. ○ IMT segment revenue grew 10% year over year to $490 million for Q1, above the $487 million midpoint of our outlook range. ■ Premier Agent revenue grew 9% year over year to $363 million for Q1, meeting the midpoint of our outlook range. ■ Rentals revenue declined 5% year over year to $61 million for Q1. ○ Homes segment revenue of $3.7 billion in Q1 exceeded our outlook as the wind-down of our iBuying operations continued to progress faster than anticipated. ○ Mortgages segment revenue was $46 million in Q1, near the midpoint of our outlook range as rising interest rates impacted refinance activity more than expected. ● On a GAAP basis, consolidated net income was $16 million in Q1. Segment income (loss) before income taxes in Q1 was $108 million, $(68) million and $(27) million for the IMT, Homes and Mortgages segments, respectively. ● Consolidated Adjusted EBITDA3 was $220 million in Q1, exceeding the high end of our outlook range, with segment-level Adjusted EBITDA for the IMT and Homes segments exceeding our outlook range and Adjusted EBITDA for the Mortgages segment at the upper end of our Q1 outlook. Adjusted EBITDA by segment in Q1 was $209 million, $23 million and $(12) million for the IMT, Homes and Mortgages segments, respectively. Q1 consolidated results were driven by higher-than-anticipated margins in our IMT segment and better-than-expected resale pricing on a higher volume of homes sold in our Homes segment. ● Cash and investments increased to $3.6 billion at the end of Q1, up from $3.1 billion at the end of Q4 2021, inclusive of the impact of $348 million in share repurchases during the quarter. We have approximately $100 million remaining under the current $750 million share repurchase authorization. Our Board of Directors has approved an additional $1 billion share repurchase authorization. ● Traffic to Zillow Group’s mobile apps and websites in Q1 was 211 million average monthly unique users, a 5% decrease year over year. Visits during Q1 were 2.6 billion, up 5% year over year. 3 Adjusted EBITDA and segment-level Adjusted EBITDA are non-GAAP financial measures; they are not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. Please see the below sections “Use of Non-GAAP Financial Measures” and “Adjusted EBITDA” for more information about our presentation of Adjusted EBITDA and segment-level Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, which is net income on a consolidated basis and income (loss) before income taxes for each segment, for the relevant period. 4 | Q1 2022

Select First-Quarter 2022 Results

INTERNET, MEDIA & TECHNOLOGY SEGMENT

Revenue for the Internet, Media & Technology ("IMT") segment increased 10% year over year to $490 million for Q1 2022, coming in above the $487 million midpoint of our outlook range.

IMT segment GAAP income before income taxes in Q1 was $108 million, or 22% of IMT segment revenue, compared to $143 million, or 32% of IMT segment revenue, in the same period a year ago. IMT segment Adjusted EBITDA was $209 million, or 43% of IMT segment revenue in Q1, exceeding our outlook of $201 million and 41% Adjusted EBITDA margin at the midpoint of our outlook range. The outperformance in Q1 was driven by a combination of better-than-expected operating efficiency, as well as lower-than-anticipated advertising and marketing costs.

IMT Highlights

Q1

SEGMENT REVENUE:

$490 Million

10% YoY growth

SEGMENT INCOME BEFORE INCOME TAXES:

$108 Million

SEGMENT ADJUSTED EBITDA:

$209 Million

Premier Agent

Premier Agent revenue for Q1 was up 9% year over year to $363 million, meeting the midpoint of our outlook range and exceeding the total industry transaction dollar volume growth[4] of 4% for the quarter, as we continued our focus on making better connections between high-intent customers and high-performing agents. Housing market factors, including fewer new for-sale listings and tight inventory levels as previously discussed in our Q1 outlook, tempered growth in the quarter.

Rentals

Rentals revenue was down 5% year over year and flat sequentially at $61 million, which was in line with our expectations. This was largely due to ongoing high occupancy rates, which dampen overall demand for rentals advertising. Despite this, our Rentals marketplace experienced year-over-year growth in listings and continued double-digit growth in applications revenue.

HOMES SEGMENT

We continued to execute on our plans to wind down our iBuying operations and outperform our expectations, resulting in Q1 revenue and Homes segment Adjusted EBITDA ahead of our outlook ranges. Homes segment revenue was driven by a higher-than-expected number of homes sold in the quarter — a total of 8,981 homes sold. And similar to Q4 2021, in Q1 2022 we experienced higher home resale prices than we previously expected.

Homes Highlights

Q1

SEGMENT REVENUE:

$3.7 Billion

HOMES PURCHASED:

231

HOMES SOLD:

8,981

[4] *National Association of REALTORS® existing homes sold during Q1 2022 multiplied by the average selling price per home for Q1 2022 compared to the same period in 2021.*

5 | Q1 2022

As of Jan. 31, 2022, we are no longer acquiring homes. We ended the quarter with approximately 1,300 homes in inventory and have now sold or have entered into agreements to sell or dispose of most of these homes, with approximately 100 homes that are currently not yet under contract to be sold. We expect the sale of our remaining inventory to be substantially complete in Q2, with operations and a small amount of inventory extending into early Q3. We now estimate losses on inventory during the wind-down process for homes with realized or expected losses, net of realized gains, are approximately $300 million as of the end of Q1. Homes segment loss before income taxes was $68 million in Q1. Homes segment Adjusted EBITDA was $23 million, $61 million better than the midpoint of our outlook of a loss of $55 million to $20 million. Adjusted EBITDA outperformance was due to better-than-expected resale velocity and resale prices in Q1. MORTGAGES SEGMENT Mortgages segment revenue of $46 million for Q1 was near the midpoint of our outlook range as refinancing loan originations slowed following the rapid increase in interest rates. Gain on sale margins also experienced more pressure than our expectations as the drop in demand for refinance loans resulted in excess industry capacity. Mortgages segment loss before income taxes in Q1 was $27 million. Mortgages segment Adjusted EBITDA in Q1 was a loss of $12 million, at the upper end of our outlook, as we managed operating expenses as purchase origination volumes dropped in connection with the wind-down of our iBuying operations. 6 | Q1 2022

First-Quarter 2022 Financial Details OPERATING EXPENSE SUMMARY Total consolidated costs and expenses were $578 million in Q1, up 38% from $419 million a year ago. The increase was primarily driven by higher holding and selling costs in the Homes segment due to greater sales volume from iBuying operations, a rise in headcount-related costs, and increased marketing- and advertising-related costs in our IMT segment. In Q1, we incurred $38 million in restructuring costs associated with our wind-down of iBuying operations, primarily associated with one-time termination benefit costs, other severance and employee costs, and contract termination costs. We slightly tightened the range of total expected wind-down costs and now expect to be within the range of $170 million to $185 million, of which we have incurred $157 million through March 31, 2022. The following table presents certain costs and expenses by segment for the periods presented (in millions, unaudited): BALANCE SHEET & CASH FLOW SUMMARY We ended the first quarter with cash and investments of $3.6 billion and debt of $2.5 billion. Cash and investments were up $500 million from the end of Q4, inclusive of the impact of $348 million in share repurchases during the quarter. We have approximately $100 million remaining under the current $750 million share repurchase authorization. Our Board of Directors has approved an additional $1 billion share repurchase authorization. We believe we are well-positioned with a strong core business model and strong cash position that enable us to return excess capital to shareholders that was originally built up for a capital-intensive business. 7 | Q1 2022

Outlook The following table presents our outlook for the three months ending June 30, 2022 (in millions): * Zillow Group has not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted total Adjusted EBITDA or of forecasted GAAP income (loss) before income taxes to forecasted segment Adjusted EBITDA within this communication because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to: income taxes which are directly impacted by unpredictable fluctuations in the market price of the company’s capital stock; depreciation and amortization expense from new acquisitions; impairments of assets; gains or losses on extinguishment of debt and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss) and income (loss) before income taxes, are inherently uncertain and depend on various factors, many of which are outside of Zillow Group’s control. For more information regarding the non-GAAP financial measures discussed in this communication, please see “Use of Non-GAAP Financial Measures” below. ** We have excluded from our outlook for Weighted-average shares outstanding - diluted any potentially dilutive impact of the conversion of our convertible senior notes due in 2024, 2025 and 2026 and any potentially anti-dilutive impact of future share repurchases. The maximum number of shares underlying the convertible senior notes is 33.9 million shares of Class C capital stock. Consolidated Outlook We expect Q2 consolidated revenue to be $967 million at the midpoint of our outlook. We remain focused on delivering innovative products to grow customer transaction share and revenue per transaction toward our 2025 targets of $5 billion in consolidated revenue and 45% consolidated Adjusted EBITDA margin. Internet, Media & Technology Segment In Q2, we expect IMT segment revenue to be between $472 million and $492 million, roughly flat year over year at the midpoint of our outlook range. We expect Q2 IMT segment Adjusted EBITDA to be between $177 million and $187 million and Adjusted EBITDA margin of 38% at the midpoint of our Adjusted EBITDA outlook range. While we have taken some costs out of our initial Q2 plan, we are making a strategic decision to continue to invest in our key initiatives in Q2 as planned, despite the 8 | Q1 2022

deceleration in real estate industry growth trends. We continue to monitor the macro environment, and we control the levers on our core business and pace of investments to enable us to prudently manage costs. Premier Agent While we continue to focus on connecting high-intent customers to all of our partners, our Q2 Premier Agent revenue outlook is largely informed by the following macro trends that we realize are making it harder for customers to transact and also affecting our partner network: ● Lower year-over-year growth in new for-sale listings and existing home sales, partially offset by strength in year-over-year home prices; and ● Affordability challenges, with higher home prices and mortgage rates. Homes Segment In Q2, we expect Homes segment revenue to be $450 million and Homes segment Adjusted EBITDA to be a loss of $15 million at the midpoint of our outlook range as we continue winding down iBuying operations. We paid off our iBuying asset-backed debt completely at the end of April and the noteholders will be repaid fully in mid-May. We expect the sale of our remaining inventory to be substantially complete in Q2, with operations and a small amount of inventory extending into Q3. Mortgages Segment In Q2, Mortgages segment revenue is expected to be between $31 million and $39 million. Our Q2 outlook reflects slower refinance activity due to higher mortgage rates and lower gain-on-sale spreads due to the competitive industry environment, partially offset by sequential growth in purchase mortgages as we redirect the focus of operations. As we are now past the impact of the iBuying wind-down on purchase mortgage leads, we have started to rebuild our pipeline and expect modest purchase mortgage growth in Q2. We expect Mortgages segment Adjusted EBITDA to be between a loss of $18 million and a loss of $13 million based on current capacity, expected market conditions and additional investments in operations to integrate Mortgages with our other products and services. 9 | Q1 2022

Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the future performance and operation of our business, the expected amount and timing of charges, write-downs and cash expenditures and expected wind down plans of iBuying operations, the current and future health and stability of the residential housing market and economy and our expectations regarding future shifts in behavior by consumers and employees. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” “would,” “could,” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of May 5, 2022, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, the current and future health and stability of the economy, financial conditions and residential housing market, including any extended downturn or slowdown; changes in general economic and financial conditions (including federal monetary policy, interest rate changes, inflation, home price appreciation, and housing inventory) that may reduce demand for our products and services, lower our profitability or reduce our access to financing; actual or anticipated changes in our rates of growth and innovation relative to that of our competitors; investment of resources to pursue strategies and develop new products and services that may not prove effective or that are not attractive to customers and real estate partners; the impact of the COVID-19 pandemic (including variants) or other public health crises on our ability to operate, demand for our products or services, or general economic conditions; disruptions in operations and relationships with customers, suppliers, vendors, broker partners, contractors, employees and lenders given our decision to wind down Zillow Offers, our iBuying operations; unanticipated developments that may prevent, delay or increase the costs associated with our wind down activities; actual or anticipated fluctuations in our financial condition and results of operations; changes in projected operational and financial results; addition or loss of a significant number of customers; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; ability to protect the information and privacy of our customers and other third parties; ability to protect our brand and intellectual property; ability to obtain or maintain licenses and permits to support our current and future businesses; ability to comply with MLS rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; ability to operate and grow our mortgage origination business, including the ability to obtain sufficient financing; the impact of natural disasters and other catastrophic events; changes in laws or government regulation affecting our business and the impact of pending or future litigation or regulatory actions. The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in future quarterly and annual reports. Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances. Use of Non-GAAP Financial Measures This communication includes references to Adjusted EBITDA (in total and for each segment, and including forecasted Adjusted EBITDA and EBITDA margin), which are non-GAAP financial measures not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

Adjusted EBITDA To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA in total and for each segment, each a non-GAAP financial measure. We have provided a reconciliation below of Adjusted EBITDA in total to net income and Adjusted EBITDA by segment to income (loss) before income taxes for each segment, the most directly comparable U.S. generally accepted accounting principles (“GAAP”) financial measures. Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Our use of Adjusted EBITDA in total and for each segment has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; • Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments; • Adjusted EBITDA does not reflect restructuring costs; • Adjusted EBITDA does not reflect acquisition-related costs; • Adjusted EBITDA does not reflect the loss on extinguishment of debt • Adjusted EBITDA does not reflect interest expense or other income; • Adjusted EBITDA does not reflect income taxes; and • Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA in total and for each segment alongside other financial performance measures, including various cash flow metrics, net income, income (loss) before income taxes for each segment, and our other GAAP results. The following tables present a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net income on a consolidated basis and income (loss) before income taxes for each segment along with the calculation of Adjusted EBITDA margin and associated year over year growth rates and the most directly comparable GAAP financial measure and related year over year growth rates, which is net income on a consolidated basis and income (loss) before income taxes margin for each segment, for each of the periods presented (in millions, unaudited):

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	2021 to 2022 % Change
Revenue:			
Homes segment:			
Zillow Offers	$ 3,718	$ 701	430 %
Other (1)	3	3	— %
Total Homes segment revenue	3,721	704	429 %
IMT segment:			
Premier Agent	363	334	9 %
Rentals	61	64	(5)%
Other (2)	66	48	38 %
Total IMT segment revenue	490	446	10 %
Mortgages segment	46	68	(32)%
Total revenue	$ 4,257	$ 1,218	250 %
Other Financial Data:			
Gross profit	$ 635	$ 507	25 %
Income (loss) before income taxes:			
Homes segment	$ (68)	$ (58)	(17)%
IMT segment	108	143	(24)%
Mortgages segment	(27)	(2)	(1,250)%
Corporate items (3)	(6)	(34)	82 %
Total income before income taxes	$ 7	$ 49	(86)%
Net income	$ 16	$ 52	(69)%
Adjusted EBITDA:			
Homes segment	$ 23	$ (33)	170 %
IMT segment	209	209	— %
Mortgages segment	(12)	6	(300)%
Total Adjusted EBITDA	$ 220	$ 182	21 %

(1) Other Homes segment revenue relates to revenue associated with the title and escrow services provided through Zillow Closing Services.
(2) Other IMT segment revenue includes revenue generated by new construction and display advertising, as well as revenue from the sale of various other advertising and business technology solutions for real estate professionals, including dotloop. In the fourth quarter of 2021, we began to include the financial results of ShowingTime.com, Inc. in the IMT segment.
(3) Certain corporate items are not directly attributable to any of our segments, including the loss on extinguishment of debt, interest income earned on our short-term investments included in other income and interest costs on our convertible senior notes included in interest expense.

Percentage of Revenue:	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	2021 to 2022 % Change	2021 to 2022 Margin Change Basis Points
Gross profit	15 %	42 %	(64)%	(2,700)
Income (loss) before income taxes:				
Homes segment	(2)%	(8)%	75 %	600
IMT segment	22 %	32 %	(31)%	(1,000)
Mortgages segment	(59)%	(3)%	(1,867)%	(5,600)
Corporate items	N/A	N/A	N/A	N/A
Total income before income taxes	— %	4 %	(100)%	(400)
Net income	— %	4 %	(100)%	(400)
Adjusted EBITDA:				
Homes segment	1 %	(5)%	120 %	600
IMT segment	43 %	47 %	(9)%	(400)
Mortgages segment	(26)%	9 %	(389)%	(3,500)
Total Adjusted EBITDA	5 %	15 %	(67)%	(1,000)

The following tables present a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net income on a consolidated basis and income (loss) before income taxes for each segment, for each of the periods presented (in millions, unaudited): Three Months Ended March 31, 2022 Homes IMT Mortgages Corporate Items (2) Consolidated Reconciliation of Adjusted EBITDA to Net Income and Income (Loss) Before Income Taxes: Net income (1) N/A N/A N/A N/A $ 16 Income taxes N/A N/A N/A N/A (9) Income (loss) before income taxes $ (68) $ 108 $ (27) $ (6) $ 7 Other income (6) — (1) (1) (8) Depreciation and amortization 5 35 3 — 43 Share-based compensation 12 60 10 — 82 Restructuring costs 30 6 2 — 38 Loss on extinguishment of debt 14 — — — 14 Interest expense 36 — 1 7 44 Adjusted EBITDA $ 23 $ 209 $ (12) $ — $ 220 Three Months Ended March 31, 2021 Homes IMT Mortgages Corporate Items (2) Consolidated Reconciliation of Adjusted EBITDA to Net Income and Income (Loss) Before Income Taxes: Net income (1) N/A N/A N/A N/A $ 52 Income taxes N/A N/A N/A N/A (3) Income (loss) before income taxes $ (58) $ 143 $ (2) $ (34) $ 49 Other income — — (1) (1) (2) Depreciation and amortization 5 23 1 — 29 Share-based compensation 16 42 6 — 64 Acquisition-related costs — 1 — — 1 Loss on extinguishment of debt — — — 1 1 Interest expense 4 — 2 34 40 Adjusted EBITDA $ (33) $ 209 $ 6 $ — $ 182 (1) We use income (loss) before income taxes as our profitability measure in making operating decisions and assessing the performance of our segments, therefore, net income and income tax benefit are calculated and presented only on a consolidated basis within our financial statements. (2) Certain corporate items are not directly attributable to any of our segments, including the loss on extinguishment of debt, interest income earned on our short-term investments included in other income and interest costs on our convertible senior notes included in interest expense.